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David J. Baum	Direct Dial: 202-239-3346	E-mail: david.baum@alston.com

January 27, 2016

Cook & Bynum Funds Trust
2830 Cahaba Road
Birmingham, AL  35223

Ladies and Gentlemen:

We have acted as counsel to Cook & Bynum Funds Trust, a Delaware statutory trust (the “Trust”), in connection with the filing with the U.S. Securities and Exchange Commission (“SEC”) of Post-Effective Amendment No. 15 to the Trust’s Registration Statement on Form N-1A (the “Post-Effective Amendment”), registering an indefinite number of units of beneficial interest, $0.01 par value (“Shares”), in The Cook & Bynum Fund, the sole series of the Trust (the “Fund”), under the Securities Act of 1933, as amended (the “1933 Act”).

You have requested our opinion as to the matters set forth below in connection with the filing of the Post-Effective Amendment.  In connection with rendering that opinion, we have examined the Post-Effective Amendment, the Declaration of Trust and any amendments thereto, the Certificate of Trust of the Trust, the Trust’s Bylaws, the actions of the Trustees of the Trust that authorize the approval of the foregoing documents, securities matters and the issuance of the Shares, and such other documents as we, in our professional opinion, have deemed necessary or appropriate as a basis for the opinion set forth below. In examining the documents referred to above, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of documents purporting to be originals and the conformity to originals of all documents submitted to us as copies. As to questions of fact material to our opinion, we have relied (without investigation or independent confirmation) upon the representations contained in the above-described documents.

Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to the federal laws of the United States of America and the Delaware Statutory Trust Act. We express no opinion with respect to any other laws.

Based upon and subject to the foregoing and the qualifications set forth below, we are of the opinion that:

1.	The Shares to be issued pursuant to the Post-Effective Amendment have been duly authorized for issuance by the Trust.

January 27, 2016

2.
When issued and paid for upon the terms provided in the Post-Effective Amendment, subject to compliance with the 1933 Act, the Investment Company of 1940, as amended, and sale of securities, the Shares to be issued pursuant to the Post-Effective Amendment will be validly issued, fully paid and non-assessable.

This opinion is rendered solely for your use in connection with the filing of the Post-Effective Amendment. We hereby consent to the filing of this opinion with the SEC in connection with the Post-Effective Amendment.

 Sincerely,

ALSTON & BIRD LLP

By: /s/David J. Baum

David J. Baum
A Partner